Exhibit 99.1
News from
Arch Coal, Inc.

FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Investor
Relations and Public Affairs
314/994-2717
FOR IMMEDIATE RELEASE
October 24, 2005
Arch Coal, Inc. Reports Third Quarter Results

✓	Revenues increase to a record $654.7 million, up 24% vs. 3Q04

✓	Earnings per fully diluted share increase 63% to $0.26 per share (or $0.31 excluding special items)

✓	Income from operations rises 30% to $34.2 million

✓	Average realized price climbs 14% to $17.91 per ton

✓	Sales volume increases 8% to 35.2 million tons

✓	Adjusted EBITDA rises 29% to $92.0 million
     Saint Louis — Arch Coal, Inc. (NYSE:ACI) reported today that it had income available to common shareholders of $17.1 million, or $0.26 per fully diluted share, for its third quarter ended September 30, 2005. Excluding special items, Arch had income available to common shareholders of $19.9 million, or $0.31 per fully diluted share. In the third quarter of 2004, Arch had income available to common shareholders of $10.2 million, or $0.18 per fully diluted share, excluding special items. (See the table that follows this release for a reconciliation to GAAP numbers.)
     “Arch reported significantly stronger operating results during the third quarter, with substantial increases in revenues, operating income and earnings per share vs. the same period last year,” said Steven F. Leer, Arch’s president and chief executive officer. “Moreover, the outlook for U.S. coal markets continued to strengthen throughout the quarter. Coal stockpiles at U.S. power generating stations fell to their lowest levels in decades. The recent hurricanes in the Gulf of Mexico put further pressure on already stressed crude oil and natural gas markets. Prices for premium coal from the Powder River Basin of Wyoming climbed steadily throughout the period to levels approximately 200% higher than when the year began.”
     During the third quarter, revenues totaled $654.7 million, compared to $527.8 million during the same period last year. Sales volumes totaled 35.2 million tons, compared to 33.8 million tons during the same period last year as originally reported, or 34.8 million tons reflecting Canyon Fuel on a 100% basis. (Arch accounted for Canyon Fuel on the equity method prior to acquiring the remaining 35% interest in the company in July 2004.) Operating income for the third quarter totaled $34.2 million, compared to $26.3 million in the third quarter of 2004. Adjusted EBITDA totaled $92.0 million, compared to $71.0 million in last year’s third quarter, excluding special items.

     For the nine months ended September 30, 2005, income available to common shareholders totaled $39.0 million, or $0.61 per fully diluted share, excluding special items. (See the table that follows this release for a reconciliation to GAAP numbers.) That compares to $29.3 million, or $0.53 per fully diluted share, on a comparable basis for the same period of 2004. Revenues for the first nine months totaled $1,889.0 million and coal sales volumes totaled 106.9 million tons, vs. $1,354.0 million and 86.1 million tons in the comparable period of 2004, or 93.6 million tons reflecting Canyon Fuel on a 100% basis. Operating income for the first nine months of 2005 totaled $91.6 million excluding special items, compared to $75.0 million in the same period of 2004 on a comparable basis. Adjusted EBITDA totaled $252.4 million for the first nine months excluding special items, compared to $201.0 million for the same period of 2004 on a comparable basis.
Strengthening U.S. Coal Markets
     It appears that coal consumption will outstrip coal production for the third straight year in 2005. Through the first nine months of 2005, power demand was up an estimated 4%, according to Edison Electric Institute, due principally to solid economic growth and warmer-than-normal summer weather. In comparison, coal production was up an estimated 1%, according to the Energy Information Administration. As a result, U.S. power plants ended September with an average of approximately 30 days of coal on hand, according to Arch estimates, roughly 25% lower than the five-year average for this time of year.
     Coal demand remains exceptionally robust. While coal prices have moved up strongly in every producing basin, the cost of competing fuels has increased even more — and other fuel sources continue to be far more expensive options for generating electricity. Arch estimates that it is four to five times more expensive at present to generate electricity using natural gas than it is using coal. As a result, U.S. power generators have an enormous incentive to maximize utilization at their existing coal-fired power plants.
     “Based on current production rates and continuing operating challenges in the eastern coalfields, it is conceivable that U.S. coal production could lag coal consumption once again in 2006,” Leer said. Even after supply catches up with consumption, utilities will face a multi-year effort to rebuild coal stockpiles to more satisfactory levels, he added. “We believe that the foundation is in place for an extended period of attractive coal market dynamics and strong pricing.”
     In recent years, increasing utilization at existing coal-fired power plants has driven growth in coal demand. That trend is expected to continue, and will be augmented by several new demand drivers. First, U.S. power generators have announced plans to construct more than 70 gigawatts of new coal-fired capacity over the course of the next decade, representing a 25% increase over the current installed base. Several of these plants have already broken ground, while others are in advanced stages of development. In addition, coal’s dramatic cost advantage vs. natural gas and crude oil — on an energy-equivalent basis — is spurring serious interest in technologies that would turn coal into commercial-quality natural gas or transportation fuels.
     Arch has invested in select companies that are pursuing the development and deployment of such technologies, and plans to expand that portfolio over time. “We believe we can participate in the technology arena in a meaningful way by effectively leveraging our position as a leading U.S. coal producer,” Leer said.

Regional Analysis and Other Data

	PRB		Central		Western		Total
			App.		Bit.[1]
	3Q 05	3Q 04	3Q 05	3Q 04	3Q 05	3Q 04	3Q 05	3Q 04
Tons sold (in mm)	22.5	20.5	8.0	7.6	4.7	4.6	35.2	32.7
Sales price per ton[2]	$8.31	$7.24	$43.53	$38.35	$20.47	$15.95	$17.91	$15.71
Operating cost per ton[2,3]	$7.46	$6.66	$41.07	$33.71	$14.10	$14.69	$15.96	$14.08
Operating margin per ton	$0.84	$0.58	$2.46	$4.64	$6.36	$1.27	$1.95	$1.62
Note: The above excludes 2.1 million tons of purchased coal in 3Q 04 in which Arch acted as the intermediary, creating a pass-through transaction. Per-ton costs have been adjusted to include the effects of amortization of values attributed to coal supply agreements in purchase accounting. Comparable amounts for all quarters beginning Q1 2003 can be found in the investor section of archcoal.com.
(1) For comparative purposes, Western Bituminous Region (WBIT) data reflect the results of Canyon Fuel Company at 100% in both periods, even though Arch accounted for Canyon Fuel on the equity method until acquiring the remaining 35% of the company on July 31, 2004.
(2) Per-ton realizations and costs as detailed above exclude certain transportation costs that are embedded in prices billed to customers. Powder River Basin transportation costs totaled $1.9 million in the third quarter of 2005 and $1.3 million in the third quarter of 2004. Central Appalachia transportation costs totaled $11.4 million in the third quarter of 2005 and $11.1 million in the third quarter of 2004. Western Bituminous transportation costs totaled $10.8 million in the third quarter of 2005 and $9.7 million in the third quarter of 2004.
(3) Per-ton costs detailed above exclude postretirement medical costs totaling $16.2 million in the third quarter of 2005 and $14.0 million in the third quarter of 2004.
     Arch achieved significant increases in its average realized price per ton in each of its operating basins during the quarter. Compared to the same period of last year, average realizations were up 15% in the Powder River Basin, 28% in the Western Bituminous Region and 14% in Central Appalachia. “We expect this trend towards higher average realizations to continue and even accelerate as an increasing percentage of our existing contracts resets to market-based pricing,” Leer said.
     Higher per-ton costs at Arch’s Powder River Basin operations reflected lower volumes associated with continuing rail challenges in the region, as well as higher royalties and production taxes associated with increased pricing realizations. Major maintenance and repair work on the joint line rail system in the Powder River Basin reduced Arch’s third quarter shipments from the Black Thunder mine by two to three million tons.
     In the Western Bituminous Region, favorable mining conditions contributed to a decline in operating costs compared to the same quarter last year, despite higher sales-sensitive costs.
     “We continue to be very pleased with the performance of our western operations,” said John W. Eaves, Arch’s executive vice president and chief operating officer. “We are managing effectively the costs we can control, while offsetting many of the external cost pressures through process improvement initiatives. While cost pressures are likely to continue, we expect improving volumes at Black Thunder and our ongoing cost-control efforts to provide a counter-balance to that trend.”
     Operating costs have risen significantly in Central Appalachia during 2005, with most producers in the region facing pressure from higher diesel, explosives, steel and contract labor costs. “We are working aggressively to stabilize costs at our existing operations in Central Appalachia, while moving forward with the development of lower-cost reserves in the region,” Eaves said.
     Arch believes that its Mountain Laurel reserves in southern West Virginia represent one of the region’s best remaining undeveloped reserve blocks. The company is developing a five-million-ton-per-year longwall mine at Mountain Laurel, which is scheduled to come on line in the second half of 2007, and plans to add a three-million-ton-per-year surface mine at the complex once all the necessary operating permits are in hand.
     Arch’s ongoing resource management efforts contributed $7.8 million on an after-tax basis to the company’s quarterly results, principally on the sale of surface land.
Capital Spending and DD&A (in millions):

	Q3 2005	Q3 2004	YTD 2005	FY 2005 (proj.)
Capital spending	$109.5	$556.6	$248.9	$390-$410
DD&A	$57.8	$45.0	$160.9	$210-$230
Note: Capital spending and DD&A data reflect Arch’s 65% ownership interest in Canyon Fuel Company through July 31, 2004, and its 100% ownership position thereafter.
Sales Contract Agreements
     Arch continued to take a balanced approach to its marketing efforts, layering in new sales contract agreements while maintaining a significant unpriced position for future periods. Since the beginning of 2005, Arch has reached agreements to ship approximately 30 million tons of coal annually in 2006, 2007 and 2008, at prices that range from 40% to 150% above the company’s applicable average regional realized sales price in the third quarter of 2005.
     Based on expected production over the next three years, Arch has unpriced volumes of 25 million to 35 million tons in 2006; 60 million to 70 million tons in 2007; and 90 million to 100 million tons in 2008.
Other Developments
     During the quarter, Arch’s southern Wyoming operations were honored with the nation’s Director’s Award for excellence in land reclamation from the U.S. Department of the Interior. It marked the second year in a row that an Arch subsidiary had received the nation’s top reclamation honor. Earlier this year, Arch’s Coal-Mac subsidiary claimed the Greenlands Award, West Virginia’s top reclamation honor, marking the fourth straight year that an Arch subsidiary has been so recognized.
     “Safe and responsible operating practices are at the very core of the Arch Coal culture,” Eaves said. “We believe that long-term success in the coal industry depends on leadership in these crucial areas of performance. We are proud to say that our employees have embraced these values and are constantly striving to raise the bar still higher.”
     Looking Ahead

     Over the course of the next three years, Arch believes that there are two principal drivers that should create significant new value for its shareholders: the ongoing expiration of legacy contracts and the company’s portfolio of attractive internal growth opportunities.
     Between now and 2008, the vast majority of Arch’s existing contracts will expire and reset to market-based pricing. “If coal prices remain at current levels over that time frame, Arch expects to see significant increases in profits and cash flow,” Leer said.
     In addition, Arch believes it has some of the best organic growth opportunities in the regions in which it operates. These projects include:

✓	Completing the development of the Mountain Laurel complex in southern West Virginia, which is ultimately expected to produce approximately eight million tons of very high-quality coal per year.

✓	Completing the development of a three-million-ton-per-year longwall mine at a new reserve area adjacent to the former Skyline mine in the Western Bituminous Region.

✓	The eventual re-opening of the Coal Creek mine in the Powder River Basin of Wyoming.
     Even after the restructuring of its Central Appalachian operations via the recently announced Magnum Coal transaction, Arch expects such internal growth projects to boost its wholly owned production by a net total of approximately 15 million tons annually by 2008. (In October 2005, Arch announced that it had signed a definitive agreement with affiliates of ArcLight Capital Partners, LLC to contribute certain of its Central Appalachian properties to a new company to be called Magnum Coal.)
     While rail service remains a challenge, Arch is encouraged by the ongoing efforts of the western railroads to repair the existing rail infrastructure in the Powder River Basin, as well as recently announced plans to expand rail capacity substantially over the next few years. “We believe the western rail carriers share our view that Powder River Basin coal is poised to capture most new coal demand over the next five years, and that there is a great deal of work to be done by both the mines and the railroads in order to keep pace with such a robust demand environment,” Leer said. The eastern railroads operated well during the quarter, Leer noted, despite challenges associated with Hurricane Katrina.
     “America is becoming increasingly aware of the strategic nature of its coal resources,” Leer said. “Our reliance on foreign sources of crude oil continues to rise, natural gas production in North America appears to have reached its peak, and the recent hurricanes in the Gulf have served to highlight the fragility of America’s oil and gas infrastructure. New coal combustion technologies are exceptionally clean, and near zero-emissions coal plants are moving closer to reality. Coal liquefaction and gasification projects could significantly expand the marketplace for coal. With our modern mines, premier reserve base, and highly skilled workforce, Arch expects to capitalize fully on this exciting market environment.”
     A conference call concerning third quarter earnings will be webcast live today at 11 a.m. Eastern. The conference call can be accessed via the “investor” section of the Arch Coal Web site (www.archcoal.com <http://www.archcoal.com>).
     Arch Coal is the nation’s second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch provides the fuel for approximately 7% of the electricity generated in the United States.

Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements. These expectations, assumptions and uncertainties include: the company’s expectation of continued growth in the demand for electricity; belief that legislation and regulations relating to the Clean Air Act and the relatively higher costs of competing fuels will increase demand for its compliance and low-sulfur coal; expectation of continued improved market conditions for the price of coal; expectation that the company will continue to have adequate liquidity from its cash flow from operations, together with available borrowings under its credit facilities, to finance the company’s working capital needs; a variety of operational, geologic, permitting, labor and weather related factors; and the other risks and uncertainties which are described from time to time in the company’s reports filed with the Securities and Exchange Commission.
# # #

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenues
Coal sales	$654,716	$527,776	$1,888,978	$1,354,043
Costs and expenses
Cost of coal sales	546,725	448,638	1,608,439	1,161,259
Depreciation, depletion and amortization	57,842	43,491	160,887	115,677
Selling, general and administrative expenses	20,285	12,729	60,540	39,358
Other expenses	15,150	13,746	40,695	26,243

	640,002	518,604	1,870,561	1,342,537

Other operating income
Income from equity investments	—	1,143	—	10,828
Gain on sale of units of Natural Resource Partners, LP	—	289	—	90,244
Other operating income	19,463	15,731	63,206	45,535

	19,463	17,163	63,206	146,607

Income from operations	34,177	26,335	81,623	158,113

Interest expense, net:
Interest expense	(17,994)	(16,220)	(55,454)	(45,062)
Interest income	2,109	1,110	5,635	2,723

	(15,885)	(15,110)	(49,819)	(42,339)

Other non-operating income (expense):
Expenses resulting from early debt extinguishment and termination of hedge accounting for interest rate swaps	(1,949)	(2,066)	(6,082)	(6,199)
Other non-operating income (expense)	(1,567)	461	(1,497)	835

	(3,516)	(1,605)	(7,579)	(5,364)

Income before income taxes	14,776	9,620	24,225	110,410
(Benefit from) provision for income taxes	(4,150)	(1,155)	(4,750)	18,545

Net income	18,926	10,775	28,975	91,865
Preferred stock dividends	(1,797)	(1,797)	(5,391)	(5,391)

Net income available to common shareholders	$17,129	$8,978	$23,584	$86,474

Earnings per common share
Basic earnings per common share	$0.27	$0.16	$0.37	$1.59
Diluted earnings per common share	$0.26	$0.16	$0.37	$1.48

Weighted average shares outstanding
Basic	63,858	54,874	63,382	54,431
Diluted	64,791	55,838	64,371	62,262

Dividends declared per common share	$0.0800	$0.0800	$0.2400	$0.2175

Adjusted EBITDA (A)	$92,019	$71,332	$242,510	$284,149

(A) Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2005	2004
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$227,428	$323,167
Trade receivables	252,031	180,902
Other receivables	30,377	34,407
Inventories	142,012	119,893
Prepaid royalties	8,341	12,995
Deferred income taxes	9,778	33,933
Other	24,512	25,560

Total current assets	694,479	730,857

Property, plant and equipment, net	2,117,463	2,033,200

Other assets
Prepaid royalties	103,741	87,285
Goodwill	40,032	37,381
Deferred income taxes	273,237	241,226
Other	116,950	126,586

	533,960	492,478

Total assets	$3,345,902	$3,256,535

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$183,526	$148,014
Accrued expenses	213,009	217,216
Current portion of debt	3,124	9,824

Total current liabilities	399,659	375,054
Long-term debt	972,875	1,001,323
Accrued postretirement benefits other than pension	402,073	380,424
Asset retirement obligations	184,538	179,965
Accrued workers’ compensation	74,698	82,446
Other noncurrent liabilities	144,055	157,497

Total liabilities	2,177,898	2,176,709

Stockholders’ equity
Preferred stock	29	29
Common stock	647	631
Paid-in capital	1,343,082	1,280,513
Retained deficit	(157,979)	(166,273)
Unearned compensation	(3,140)	(1,830)
Treasury stock, at cost	(1,190)	(5,047)
Accumulated other comprehensive loss	(13,445)	(28,197)

Total stockholders’ equity	1,168,004	1,079,826

Total liabilities and stockholders’ equity	$3,345,902	$3,256,535

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)

	Nine Months Ended
	September 30,
	2005	2004
	(Unaudited)
Operating activities
Net income	$28,975	$91,865
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	160,887	115,677
Prepaid royalties expensed	12,143	10,923
Accretion on asset retirement obligations	11,392	9,198
Net gain on disposition of assets	(29,882)	(748)
Gain on sale of units of Natural Resource Partners, LP	—	(90,244)
Income from equity investments	—	(10,828)
Net distributions from equity investments	—	17,678
Other nonoperating expense	7,579	5,364
Changes in:
Receivables	(66,799)	(73,997)
Inventories	(22,119)	(5,324)
Accounts payable and accrued expenses	30,965	(19,889)
Income taxes	(1,511)	(860)
Accrued postretirement benefits other than pension	21,649	13,950
Asset retirement obligations	(6,819)	(7,525)
Accrued workers’ compensation benefits	(7,748)	(1,030)
Federal income tax receipts	14,701	—
Other	9,615	(14,404)

Cash provided by operating activities	163,028	39,806

Investing activities
Payments for acquisitions, net of cash acquired	—	(381,905)
Capital expenditures	(248,906)	(243,566)
Proceeds from sale of units of Natural Resource Partners, LP	—	105,365
Proceeds from dispositions of property, plant and equipment	30,183	1,279
Additions to prepaid royalties	(23,945)	(27,171)

Cash used in investing activities	(242,668)	(545,998)

Financing activities
Net proceeds from (payments on) revolver and lines of credit	(25,000)	250,426
Payments on long-term debt	(9,125)	(6,300)
Deferred financing costs	(2,631)	(1,160)
Dividends paid	(20,681)	(17,249)
Proceeds from sale of common stock	41,338	30,732

Cash provided by (used in) financing activities	(16,099)	256,449

Decrease in cash and cash equivalents	(95,739)	(249,743)
Cash and cash equivalents, beginning of period	323,167	254,541

Cash and cash equivalents, end of period	$227,428	$4,798

Canyon Fuel Company cash flow information (for Arch Coal’s 65% ownership percentage through July 31, 2004)
Depreciation, depletion and amortization	—	10,359
Additions to property, plant and equipment	—	(2,695)

Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands, except per share data)
Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income as reported under GAAP.
Adjusted EBITDA and Adjusted EBITDA Excluding Special Items:
(A)	Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; our equity interest in the depreciation, depletion and amortization of Canyon Fuel Company, LLC (for periods prior to our July 31, 2004 purchase of the remainder of Canyon Fuel); expenses resulting from early extinguishment of debt; and mark-to-market adjustments in the value of derivative instruments.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net income	$18,926	$10,775	$28,975	$91,865
(Benefit from) provision for income taxes	(4,150)	(1,155)	(4,750)	18,545
Interest expense, net	15,885	15,110	49,819	42,339
Depreciation, depletion and amortization — Arch Coal, Inc.	57,842	43,491	160,887	115,677
DD&A — Equity interest in Canyon Fuel Company, LLC	—	1,506	—	10,359
Expenses from early debt extinguishment and other nonoperating	3,516	1,605	7,579	5,364

Adjusted EBITDA	$92,019	$71,332	$242,510	$284,149

Adjusted EBITDA Excluding Special Items

Adjusted EBITDA	$92,019	$71,332	$242,510	$284,149

Gain on sale of units of Natural Resource Partners, L.P.	—	(289)	—	(90,244)
Long-term incentive compensation plan expense	—	—	9,937	5,003
Severance costs related to Skyline idling	—	—	—	2,110

Adjusted EBITDA excluding special items	$92,019	$71,043	$252,447	$201,018

Operating Income Excluding Special Items:

Operating income	$34,177	$26,335	$81,623	$158,113
Gain on sale of units of Natural Resource Partners, L.P.	—	(289)	—	(90,244)
Long-term incentive compensation plan expense	—	—	9,937	5,003
Severance costs related to Skyline idling	—	—	—	2,110

Operating income excluding special items	$34,177	$26,046	$91,560	$74,982

Net Income Available to Common Shareholders and Earnings Per Common Share Excluding Special Items:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net income	$18,926	$10,775	$28,975	$91,865
Preferred stock dividends (for periods where preferred shares are assumed to be converted)	(1,797)	(1,797)	(5,391)	(5,391)

Net income available to common shareholders	$17,129	$8,978	$23,584	$86,474

Other non-operating expense	3,516	1,605	7,579	5,364
Gain on sale of units of Natural Resource Partners, L.P.	—	(289)	—	(90,244)
Long-term incentive compensation plan expense	—	—	9,937	5,003
Severance costs related to Skyline idling	—	—	—	2,110
Tax impact of the excluded items	(703)	(90)	(2,103)	20,627

Net income available to common shareholders excluding special items	$19,942	$10,204	$38,997	$29,334

Fully diluted shares outstanding	64,791	55,838	64,371	62,262
Adjustment to exclude impact of convertible preferred shares that would not be dilutive	—	—	—	(6,896)

Fully diluted shares outstanding	64,791	55,838	64,371	55,366

Earnings per fully diluted common share excluding special items	$0.31	$0.18	$0.61	$0.53

Note: Payout under the company’s long-term incentive compensation plan that was triggered in March 2005 when Arch’s common stock achieved an average closing price of $40 or more during a period of 20 consecutive trading days.

Arch Western Resources, LLC
Condensed Financial Information
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

Tons sold	26,829	23,556	80,463	60,030

Coal sales revenues	$291,286	$208,579	$843,402	$490,200

Income from operations	46,165	16,318	125,497	50,306

Net income	33,988	1,664	82,138	10,608

Adjusted EBITDA	74,198	39,363	203,365	115,600

Capital Expenditures	36,627	22,013	78,588	52,626

	September 30	December 31
	2005	2004
	(Unaudited)

Receivable from Arch Coal, Inc.	$749,187	$677,934
Reconciliation of net income to adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net income	$33,988	$1,664	$82,138	$10,608
Interest expense, net	4,388	9,249	18,317	27,519
Depreciation, depletion and amortization — Arch Western Resources	28,033	21,539	77,868	54,934
DD&A — Equity interest in Canyon Fuel Company, LLC	—	1,506	—	10,359
Other nonoperating expense	3,195	3,388	9,970	10,163
Minority interest	4,594	2,017	15,072	2,017

Adjusted EBITDA (A)	$74,198	$39,363	$203,365	$115,600

(A)	Adjusted EBITDA is defined as net income before the effect of net interest expense; our depreciation, depletion and amortization; our equity interest in the depreciation, depletion and amortization of Canyon Fuel Company, LLC (for periods prior to our July 31, 2004 purchase of the remainder of Canyon Fuel); expenses resulting from early extinguishment of debt; mark-to-market adjustments in the value of derivative instruments; and the minority interest that Arch Western Resources holds in Canyon Fuel (Arch Coal, Inc. owns the remaining 35% as of July 31, 2004).

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table above shows how we calculate Adjusted EBITDA.